FOR IMMEDIATE RELEASE:

GREEN EQUITY HOLDINGS, INC. APPOINTS DAVID ELIFF AS CHIEF FINANCIAL OFFICER

Deerfield Beach, FL: April 26, 2011: Green Equity Holdings, Inc. (OTCQB: CXTO) announced today that it has appointed David N. Eliff, licensed Certified Public Accountant in the State of Texas and Certified in Financial Forensics, as its Chief Financial Officer. Based in Houston, Texas, Mr. Eliff contributes over 25 years of financial accounting, restructuring and investment management of publicly-traded companies. Mr. Eliff joins Green Equity Holdings from Particle Drilling Technologies, where he was Executive Vice President and CFO from 2009 to March 2011.

Leveraging his extensive investment banking network, Mr. Eliff has helped raise capital for numerous small/mid and large-cap, public and private companies. He is the co-founder and former CFO of Tripoint Capital Partners, which made investments in early-stage development companies. In his past position as CFO of Sagent Technology Inc., a Nasdaq-traded company, Mr. Eliff assisted in raising over $35 million in secondary offerings and prepared the company for sale to Pitney Bowes. While CFO of W-H Energy Services, Inc., Mr. Eliff took the company public on the New York Stock Exchange and raised over $300 million from U.S. and European public debt markets.

Mr. Eliff began his professional career with Arthur Andersen working with Fortune 500 clients, and later served at PriceWaterhouse as Senior Manager, Corporate Restructuring and Business Turnaround Services. He received his Bachelor of Business Administration from Texas Tech University.

“David's wealth of experience in raising capital is perfectly aligned with our goal to acquire income producing and proved reserve properties in the oil and gas industry under favorable terms,” said Jack Ozbolt, president of Green Equity Holdings, Inc. “At Green Equity Holdings, David will manage all financial, accounting, banking, cost management, and investment banking relationships. With his appointment, we believe we can successfully execute a growth-through-acquisition strategy.”

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the company's current plans and expectations, as well as future results of operations and financial condition. A more extensive listing of risks and factors that may affect the company's business prospects and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Green Equity Holdings, Inc.

info@greenequityholdings.com

Tel: 954-573-1709